Exhibit 99(a)(1)(C)

Email 1 - Email Notice to Stockholders, dated November 2, 2021

Subject:

Tender Offer for the Yieldstreet Prism Fund

Body:
THIS IS A NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.

IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE.

Dear {{Investor Account}}

The Yieldstreet Prism Fund is conducting an offer to repurchase shares pursuant to a share repurchase program, in order to provide limited liquidity to investors. We understand that capital needs change over time, and this liquidity event is intended to provide flexibility to stockholders should they need access to some portion of their initial investment prior to the Fund’s termination date. We will limit the number of shares that we offer to repurchase. As such, there is no guarantee that your full repurchase request will be approved. If the number of shares submitted for repurchase by investors exceeds the number of shares we seek to repurchase, shares will be repurchased on a pro-rata basis, and not on a first-come, first-served basis.

The Yieldstreet Prism Fund is offering to repurchase up to 442,362 shares of its common stock at a price of $9.74 per Share, the NAV per Share as of September 30, 2021.

The repurchase offer period begins on November 2, 2021, and ends one minute past 11:59 PM ET, on November 30, 2021, unless otherwise extended. If you would like to request that a portion of your shares be repurchased, please complete and submit your request via the Yieldstreet platform. All requests must be received through the Yieldstreet platform before the end of the offer period.

We highly recommend that you read the terms and conditions as set forth in the Offer to Purchase, which is also available within your portfolio on the Yieldstreet platform.

Investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding, no further action is required and you can disregard this email. We will continue to notify you on a quarterly basis prior to any future tender offers.

To submit a repurchase request, view your Prism Fund investment details within your portfolio and click on the Open Tender Offer link to get started.

GIF

[View Portfolio]

If you have any questions about the tender offer process, please contact investments@yieldstreetprismfund.com. Additionally, please refer to the Tender Offer FAQ.

Sincerely,

Michael Weisz

President

YieldStreet Prism Fund Inc.

Attachments

Offer to Purchase

Tender Offer FAQ

Email 2 - Repurchase request received

Subject:

Repurchase request received for {{Offering Name}}

Body:

{{ACCOUNT_NAME}}, we've received your request to sell {{REQUEST_AMOUNT}} of your investment in {{OFFERING_NAME}}

Next Steps

Open Tender Offer Period

We will continue to accept repurchase requests until November 30, 2021. Your request will be processed only after the tender offer period has closed.

Tender Offer Execution and Payment

Given that we are limited in the amount that can be repurchased during each tender offer period, your final amount repurchased may be less than your requested amount. Payment will be made to your Yieldstreet Wallet promptly after the close of the tender offer period. We will send you an email with the executed price and total value repurchased following the close of the tender offer period.

If you have any questions, please refer to the FAQ document.

If you elect to cancel your repurchase request at any time prior to the expiration of the offer, you may do so by sending an email notice to investments@yieldstreetprismfund.com.

Email 3 - Liquidation request completed

Subject:

Repurchase request completed for {{OFFERING_NAME}}

Body:

The tender offer for {{OFFERING_NAME}} is now closed, and we have executed your request. The final purchase price for the tender offer was {{NAV}} per share.

Due to excess demand in this tender offer, all requests not subject to odd lot priority were reduced on a pro rata basis. You will receive {{EXECUTED_AMOUNT}} for your repurchased shares into your Yieldstreet Wallet within six business days.

If you have any questions, please contact investments@yieldstreetprismfund.com.

[View Portfolio]